Cohu Reports Third Quarter 2006 Operating Results
Sales and Orders Increase Sequentially and Year-over-Year

POWAY, Calif., October 26, 2006 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales from continuing operations were $74.8 million for the third quarter ended September 30, 2006 compared to $66.8 million for the third quarter ended September 24, 2005 and $61.9 million for the second quarter ended June 24, 2006. Net income for the third quarter was $4.2 million, or $0.18 per share compared to $9.6 million or $0.42 per share for the third quarter of 2005. Income from continuing operations for the third quarter of 2006 was $4.5 million or $0.19 per share compared to $9.7 million or $0.42 per share for the third quarter of 2005 and $5.2 million or $0.23 per share for the second quarter of 2006. Stock compensation expense for the three months ended September 30, 2006 was $1.1 million. As previously announced, during the third quarter ended September 30, 2006 our Broadcast Microwave Services subsidiary’s contract with the United Arab Emirates Armed Services was accepted and paid which resulted in the recognition of approximately $7.9 million of revenue. For the third quarter of 2006, R&D expense increased $3.8 million compared to the third quarter of 2005 as a result of new product development programs for test handlers and thermal sub systems.

Net sales from continuing operations for the first nine months of 2006 were $193.5 million with income from continuing operations of $13.3 million or $0.58 per share compared to net sales from continuing operations of $159.0 million with income from continuing operations of $21.8 million or $0.97 per share for the first nine months of 2005. Net income for the first nine months of 2006 was $12.3 million or $0.54 per share compared to $21.7 million or $0.97 per share for the first nine months of 2005. Stock compensation expense for the nine months ended September 30, 2006 was $2.6 million.

In May, 2006, Cohu sold its metal detection equipment business, Fisher Research Laboratory (FRL). As a result of the disposition, the operating results of FRL have been presented as discontinued operations and all prior period amounts have been reclassified accordingly.

Sales of semiconductor test handling equipment accounted for 74.8% of total third quarter 2006 sales from continuing operations. Sales of television cameras and related equipment were 7.1% of sales and microwave communications equipment contributed 18.1% of sales for the same period.

Cohu consolidated orders from continuing operations for the third quarter of 2006 were $76.5 million compared to $63.4 million for the second quarter of 2006. Third quarter 2006 orders for semiconductor equipment increased from $54.4 million in the second quarter of 2006 to $66.2 million in the third quarter of 2006. Backlog was a record $104.5 million at September 30, 2006 compared to $102.8 million at June 24, 2006. Cohu expects fourth quarter 2006 sales to be approximately $65 million.  These sales exclude approximately $11 million in revenue for burn-in related thermal sub-systems that may be recognized in the fourth quarter upon customer acceptance.

James A. Donahue, President and Chief Executive Officer stated, “This was a strong quarter for Cohu, particularly in view of challenging industry-wide conditions for back-end semiconductor equipment.  Excluding revenue from the UAE contract, sales increased 8% sequentially and were 16% higher than our mid-point Q3 revenue guidance.”

Donahue concluded, “Orders significantly exceeded our internal forecast, driven by strong demand for Summit test handlers that incorporate our proprietary thermal technology and a large initial order for thermal sub-systems for use in an advanced IC burn-in system.  We are currently developing this product, that incorporates thermal technology acquired in our March 2006 asset purchase from Unisys, and expect to make first shipments in Q1 2007.   We are excited about the opportunity to expand our served market beyond test handlers and we believe thermal sub-systems will make a significant contribution to future sales. Orders were the highest since the first quarter of 2000, however in view of current industry conditions, we do not expect near term orders to continue at this level.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.06 per share payable on January 5, 2007 to shareholders of record on December 1, 2006. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release including statements concerning Cohu’s expectations of 2006 operations, product shipments and orders are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues from a limited number of customers; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; inventory write-offs; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; Cohu’s ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television and microwave communications equipment.

Cohu will be conducting their conference call on Thursday, October 26, 2006 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

	Three Months Ended (1)		Nine Months Ended (1)
	September 30,	September 24, 2005	September 30, 2006	September 24, 2005
	2006
Net sales	$74,787	$66,823	$193,499	$158,965

Cost and expenses:
Cost of sales	48,130	40,210	124,862	95,761
Research and development	11,267	7,449	28,550	20,907
Selling, general and administrative	10,698	9,125	27,984	23,719
Gain on sale of facilities	—	—	(2,963)	—

	70,095	56,784	178,433	140,387

Income from operations	4,692	10,039	15,066	18,578
Interest income	1,764	965	4,807	2,545

Income from continuing operations before income taxes	6,456	11,004	19,873	21,123
Income tax provision (benefit) (2)	1,958	1,350	6,598	(651)

Income from continuing operations	4,498	9,654	13,275	21,774

Discontinued operations:
Loss from discontinued operations before income taxes (3)	(459)	(142)	(1,434)	(139)
Income tax benefit	(158)	(50)	(499)	(49)

Loss from discontinued operations	(301)	(92)	(935)	(90)
Net income	$4,197	$9,562	$12,340	$21,684

Income per share:

Basic:
Income from continuing operations	$0.20	$0.43	$0.59	$1.00
Loss from discontinued operations	(0.01)	0.00	(0.04)	0.00

Net income	$0.19	$0.43	$0.55	$1.00

Diluted:
Income from continuing operations	$0.19	$0.42	$0.58	$0.97
Loss from discontinued operations	(0.01)	0.00	(0.04)	0.00

Net income	$0.18	$0.42	$0.54	$0.97

Weighted average shares used in computing income (loss) per share:
Basic	22,609	22,021	22,563	21,786
Diluted	22,806	22,915	22,892	22,409

(1)	The three- and nine-month periods ended September 30, 2006 and September 24, 2005 contain 14 and 13 weeks and 39 and 38 weeks, respectively. Total share-based compensation recorded in the three-month period ended September 30, 2006 under FAS 123R was approximately $1,125,000 and is included in cost of sales ($114,000); research and development ($343,000); and selling, general and administrative expense ($668,000). Total share-based compensation recorded in the nine-month period ended September 30, 2006 was approximately $2,625,000 and is included in cost of sales ($280,000); research and development ($765,000); and selling, general and administrative expense ($1,580,000). No share-based compensation expense was recorded in the three- or nine-month periods ended September 24, 2005.

(2)	The tax provision for the three months ended September 24, 2005 benefited from a reduction in the valuation allowance on deferred tax assets of approximately $1.6 million. The tax benefit for the nine months ended September 24, 2005 includes approximately $3.0 million from the reversal of accrued taxes as a result of the completion of a tax examination in March 2005 and a reduction in the valuation allowance on deferred tax assets of approximately $3.3 million.

(3)	Includes a loss on disposition of approximately $466,000 and $1,272,000 in the three- and nine month periods ended September 30, 2006, respectively.

Cohu, Inc.
Condensed Consolidated Balance Sheets

(in thousands) (unaudited)

	September 30,	December 31,
	2006	2005

Assets:

Current assets:
Cash and investments	$140,100	$138,745
Accounts receivable	45,648	46,324
Inventories	54,745	42,429
Deferred taxes and other	25,244	25,615
Current assets of discontinued operations	507	3,504

Total current assets	266,244	256,617
Property, plant & equipment, net	29,894	30,887
Goodwill	12,898	9,597
Other assets	9,997	8,983
Noncurrent assets of discontinued operations	482	893

Total assets	$319,515	$306,977

Liabilities & Stockholders’ Equity:

Current liabilities:
Deferred profit	$11,090	$13,816
Other current liabilities	36,616	35,972
Current liabilities of discontinued operations	350	534

Total current liabilities	48,056	50,322
Deferred taxes and other noncurrent liabilities	5,964	6,530
Stockholders’ equity	265,495	250,125

Total liabilities & stockholders’ equity	$319,515	$306,977

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: John Allen — Investor Relations (858) 848-8106